

          EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                       1999                         1998                            1997
                                                   ------------                 ------------                    ------------
(In thousands, except per share data)

Class A common shares outstanding
 (stated value $.0292)                             $ 66,118,572                 $ 67,032,000                    $ 67,032,000

Class B common shares outstanding
 (stated value $70)                                       3,070                        3,070                           3,070
 Conversion of Class B shares to shares
 (One share of Class B for 2,400 shares of Class A)   7,368,000                    7,368,000                       7,368,000
                                                   ------------                 ------------                    ------------
Total                                                73,486,572                   74,400,000                      74,400,000
                                                   ============                 ============                    ============

Net income                                         $143,1O5,956                 $134,551,494                    $118,581,190
                                                   ============                 ============                    ============

Per-share amount                                        $1.95                        $1.81                           $1.59
                                                        =====                        =====                           =====


Note: At the December 16, 1998 regular meeting of the board of directors of the Erie Indemnity Company, the board approved a stock repurchase plan beginning January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or by privately
negotiated  transactions,  depending  on   prevailing  market  conditions  and
alternative uses of the Company's capital. In 1999 there were 1,900,499 shares repurchased at a total cost of $54,330,131 or an average price per share of $28.59. The board, at its regular quarterly meting on March 7, 2000, announced expanded authorization for share repurchases for as much as an additional $50 million of its outstanding Class A common stock through December 31, 2002.


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